================================================================================





                           AGREEMENT AND PLAN OF MERGER


                                     between


                                  U. S. BANCORP

                                       and

                                WEST ONE BANCORP





===============================================================================



                          Dated as of May 5, 1995

                             TABLE OF CONTENTS


                                                                       Page
ARTICLE I
                                THE MERGER . . . . . . . . . . . . . . .  1
    1.1  The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2  Effective Time. . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.3  Effects of the Merger . . . . . . . . . . . . . . . . . . . . .  2
    1.4  Conversion of West One Common Stock . . . . . . . . . . . . . .  2
    1.5  Bancorp Common Stock; Bancorp Preferred Stock . . . . . . . . .  3
    1.6  Options . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.7  Convertible Debt. . . . . . . . . . . . . . . . . . . . . . . .  3
    1.8  Articles of Incorporation . . . . . . . . . . . . . . . . . . .  3
    1.9  Bylaws. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
    1.10 Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . .  3
    1.11 Board of Directors. . . . . . . . . . . . . . . . . . . . . . .  3

ARTICLE II
                            EXCHANGE OF SHARES . . . . . . . . . . . . .  4
    2.1  Bancorp to Make Shares Available. . . . . . . . . . . . . . . .  4
    2.2  Exchange of Shares. . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF WEST ONE . . . . . . .  6
    3.1  Corporate Organization. . . . . . . . . . . . . . . . . . . . .  6
    3.2  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .  7
    3.3  Authority; No Violation . . . . . . . . . . . . . . . . . . . .  8
    3.4  Consents and Approvals. . . . . . . . . . . . . . . . . . . . .  8
    3.5  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
    3.6  Financial Statements. . . . . . . . . . . . . . . . . . . . . .  9
    3.7  Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . 10
    3.8  Absence of Certain Changes or Events. . . . . . . . . . . . . . 10
    3.9  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . 11
    3.10 Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . . . 11
    3.11 Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
    3.12 SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . 14
    3.13 Compliance with Applicable Law. . . . . . . . . . . . . . . . . 14
    3.14 Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . 14
    3.15 Agreements with Regulatory Agencies . . . . . . . . . . . . . . 15
    3.16 Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . 15
    3.17 State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . 16

    3.18 Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . . 16
    3.19 Pooling of Interests. . . . . . . . . . . . . . . . . . . . . . 16
    3.20 Interest Rate Risk Management Instruments; Derivatives. . . . . 16

ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF BANCORP . . . . . . . 17
    4.1  Corporate Organization. . . . . . . . . . . . . . . . . . . . . 17
    4.2  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . . 17
    4.3  Authority; No Violation . . . . . . . . . . . . . . . . . . . . 18
    4.4  Consents and Approvals. . . . . . . . . . . . . . . . . . . . . 19
    4.5  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
    4.6  Financial Statements. . . . . . . . . . . . . . . . . . . . . . 20
    4.7  Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . . 20
    4.8  Absence of Certain Changes or Events. . . . . . . . . . . . . . 20
    4.9  Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . 21
    4.10 Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . . . 21
    4.11 Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
    4.12 SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . 24
    4.13 Compliance with Applicable Law. . . . . . . . . . . . . . . . . 24
    4.14 Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . 24
    4.15 Agreements with Regulatory Agencies . . . . . . . . . . . . . . 25
    4.16 Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . 25
    4.17 Pooling of Interests. . . . . . . . . . . . . . . . . . . . . . 26
    4.18 Interest Rate Risk Management Instruments; Derivatives. . . . . 26
    4.19 State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE V
                 COVENANTS RELATING TO CONDUCT OF BUSINESS . . . . . . . 26
    5.1  Conduct of West One Businesses Prior to the Effective Time. . . 26
    5.2  West One Forbearances . . . . . . . . . . . . . . . . . . . . . 27
    5.3  Bancorp Forbearances. . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE VI
                           ADDITIONAL AGREEMENTS . . . . . . . . . . . . 30
    6.1  Regulatory Matters. . . . . . . . . . . . . . . . . . . . . . . 30
    6.2  Access to Information . . . . . . . . . . . . . . . . . . . . . 31
    6.3  Shareholders' Approvals . . . . . . . . . . . . . . . . . . . . 32
    6.4  Legal Conditions to Merger. . . . . . . . . . . . . . . . . . . 32
    6.5  Affiliates; Publication of Combined Financial Results . . . . . 32
    6.6  Stock Exchange Listing of Shares. . . . . . . . . . . . . . . . 33
    6.7  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . . 33
    6.8  Indemnification; Directors' and Officers' Insurance . . . . . . 34
    6.9  Additional Agreements . . . . . . . . . . . . . . . . . . . . . 36
    6.10 Advice of Changes . . . . . . . . . . . . . . . . . . . . . . . 36
    6.11 Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . 36

ARTICLE VII
                           CONDITIONS PRECEDENT. . . . . . . . . . . . . 37
    7.1  Conditions to Each Party's Obligation to Effect the Merger. . . 37
         (a)  Shareholder Approval . . . . . . . . . . . . . . . . . . . 37
         (b)  Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . 37
         (c)  Other Approvals. . . . . . . . . . . . . . . . . . . . . . 37
         (d)  Form S-4 . . . . . . . . . . . . . . . . . . . . . . . . . 37
         (e)  No Injunctions or Restraints; Illegality . . . . . . . . . 37
         (f)  Federal Tax Opinions . . . . . . . . . . . . . . . . . . . 38
         (g)  Pooling of Interests . . . . . . . . . . . . . . . . . . . 38
    7.2  Conditions to Obligations of Bancorp. . . . . . . . . . . . . . 38
         (a)  Representations and Warranties . . . . . . . . . . . . . . 39
         (b)  Performance of Obligations of West One . . . . . . . . . . 39
         (c)  West One Rights Agreement. . . . . . . . . . . . . . . . . 39
    7.3  Conditions to Obligations of West One . . . . . . . . . . . . . 39
         (a)  Representations and Warranties . . . . . . . . . . . . . . 39
         (b)  Performance of Obligations of Bancorp. . . . . . . . . . . 39

ARTICLE VIII
                         TERMINATION AND AMENDMENT . . . . . . . . . . . 40
    8.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    8.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . 40
    8.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    8.4  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE IX
                            GENERAL PROVISIONS . . . . . . . . . . . . . 41
    9.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    9.2  Nonsurvival of Representations, Warranties, and Agreements. . . 41
    9.3  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    9.4  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    9.5  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . 43
    9.6  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 43
    9.7  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . 43
    9.8  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . 44
    9.9  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . 44
    9.10 Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
    9.11 Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . 44

                       AGREEMENT AND PLAN OF MERGER


    AGREEMENT AND PLAN OF MERGER, dated as of May 5, 1995, by and between U.
S. BANCORP, an Oregon corporation ("Bancorp"), and WEST ONE BANCORP, an Idaho corporation ("West One").

    WHEREAS the Boards of Directors of Bancorp and West One have determined that it is in the best interests of their respective companies and their shareholders to consummate the merger provided for herein in which West One will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into Bancorp, so that Bancorp is the surviving corporation in the Merger;

    WHEREAS as a condition to, and on the day immediately after the date of execution of, this Agreement, Bancorp and West One are entering into a Bancorp Stock Option Agreement (the "Bancorp Option Agreement"); and

    WHEREAS as a condition to, and on the day immediately after the date of execution of, this Agreement, Bancorp and West One are entering into a West One Stock Option Agreement (the "West One Option Agreement"; and together with the Bancorp Option Agreement, the "Option Agreements"); and

    WHEREAS the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger,

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                 ARTICLE I
                                THE MERGER

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, West One shall merge with and into Bancorp at the Effective Time (as defined in Section 1.2 hereof) in accordance with the Oregon Business Corporation Act (the "OBCA") and the Idaho Business Corporation Act (the "IBCA"). Bancorp shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Oregon. Upon consummation of the Merger, the separate corporate existence of West One shall terminate.

    1.2 EFFECTIVE TIME. The merger shall become effective as set forth in articles of merger (the "Articles of Merger") which shall be filed with the Secretary of State of the State of Oregon (the "Oregon Secretary") and the Secretary of State of the State of Idaho (the "Idaho Secretary"), in each case, on the Closing Date (as defined in Section 9.1 hereof). The date and time when the Merger becomes effective, as set forth in the Articles of Merger, is herein referred to as the "Effective Time."

    1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 60.497 of the OBCA and Section 30-1-76 of the IBCA.

    1.4 CONVERSION OF WEST ONE COMMON STOCK. At the Effective Time, subject to Section 2.2(e) hereof, by virtue of the Merger, and without any action on the part of Bancorp, West One or the holder of any share of the common stock, $1.00 par value per share, of West One ("West One Common Stock"), each share of West One Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of West One Common Stock held (x) in West One s treasury or (y) directly or indirectly by Bancorp or West One or any of their respective Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined below)) shall be converted into the right to receive 1.47 shares (the "Exchange Ratio") of common stock, $5.00 par value per share, of Bancorp ("Bancorp Common Stock"); provided, however, that each share of West One Common Stock as to which a dissenting shareholder has taken the actions required by Section 30-1-81 of the IBCA shall be treated in accordance with the provisions of that section.

    All of the shares of West One Common Stock converted into Bancorp Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "West One Certificate") previously representing any such shares of West One Common Stock shall thereafter represent the right to receive (i) a certificate representing the number of whole shares of Bancorp Common Stock and (ii) cash in lieu of fractional shares into which the shares of West One Common Stock represented by such West One Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e) hereof. West One Certificates previously representing shares of West One Common Stock shall be exchanged for certificates representing whole shares of Bancorp Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such West One Certificates in accordance with
Section 2.2 hereof, without any interest thereon. If prior to the Effective Time (or as of a record date prior to the Effective Time) the outstanding shares of Bancorp Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Bancorp s capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

    At the Effective Time, all shares of West One Common Stock that are owned by West One as treasury stock and all shares of West One Common Stock that are owned directly or indirectly by Bancorp or West One or any of their respective Subsidiaries (other than shares of West One Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of Bancorp Common Stock that are similarly held, whether held directly or indirectly by Bancorp or West One, as the case may be, being referred to herein as "Trust Account Shares") and other than any shares of West One Common Stock held by Bancorp or

West One or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of West One Common Stock, and shares of Bancorp Common Stock that are similarly held, whether held directly or indirectly by Bancorp or West One or any of their respective Subsidiaries, being referred to herein as "DPC Shares")) shall be canceled and shall cease to exist and no stock of Bancorp or other consideration shall be delivered in exchange therefor. All shares of Bancorp Common Stock that are owned by West One or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized but unissued stock of Bancorp.

    1.5 BANCORP COMMON STOCK; BANCORP PREFERRED STOCK. At and after the Effective Time, each share of Bancorp Common Stock and each share of Series A preferred stock, no par value, of Bancorp issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of the Surviving Corporation and shall not be affected by the Merger.

    1.6 OPTIONS. Outstanding options to purchase West One Common Stock shall be converted into options to purchase Bancorp Common Stock as provided in Section 6.7(c).

    1.7 CONVERTIBLE DEBT. The right of each holder of West One's 7 3/4 percent Convertible Subordinated Debentures Due 2006 (the "Convertible Debentures"), to receive West One Common Stock shall be converted into the right to receive Bancorp Common Stock. The number of shares of Bancorp Common Stock that such holder shall be entitled to receive shall be equal to the product of the number of shares of West One Common Stock that such holder would have been entitled to receive multiplied by the Exchange Ratio, as provided in the indenture governing the Convertible Debentures.

    1.8 ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of Bancorp, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

    1.9 BYLAWS. At the Effective Time, the Bylaws of Bancorp, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

    1.10 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code.

    1.11 BOARD OF DIRECTORS. From and after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of not more than twelve persons, including the members of the Board of Directors of Bancorp as constituted immediately prior to the Effective Time, Mr. Daniel R. Nelson, and three additional persons named prior to the mailing of the Joint Proxy Statement (as defined below) by action of a majority of the Board of Directors of West One.

                                ARTICLE II
                            EXCHANGE OF SHARES

    2.1 BANCORP TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Bancorp shall deposit, or shall cause to be deposited, with a bank or trust company selected by Bancorp and reasonably acceptable to West One (which may be a Subsidiary of Bancorp) (the "Exchange Agent"), for the benefit of the holders of West One Certificates, for exchange in accordance with this Article II, certificates representing the shares of Bancorp Common Stock and the cash in lieu of any fractional shares (such cash and certificates for shares of Bancorp Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 1.4 and paid pursuant to
Section 2.2(a) in exchange for outstanding shares of West One Common Stock.

    2.2 EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, and in no event later than five business days after receipt from West One or its transfer agent of a list of shareholders of record of West One as of the Effective Time, the Exchange Agent shall mail to each holder of record of a West One Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the West One Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the West One Certificates in exchange for certificates representing the shares of Bancorp Common Stock and the cash in lieu of fractional shares, if any, into which the shares of West One Common Stock represented by such West One Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a West One Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such West One Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Bancorp Common Stock into which the shares of West One Common Stock theretofore represented by the West One Certificate so surrendered shall have been converted pursuant to the provisions of Article I hereof and (ii) a check representing the amount of cash in lieu of fractional shares, if any, that such holder has the right to receive in respect of the West One Certificate surrendered pursuant to the provisions of this Article II, and the West One Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of West One Certificates. Notwithstanding anything to the contrary contained herein, no certificate representing Bancorp Common Stock or cash in lieu of a fractional share interest shall be delivered to a person who is an Affiliate (as defined in Section 6.5) of West One unless such Affiliate has theretofore executed and delivered to Bancorp the agreement referred to in Section 6.5.

    (b) No dividends or other distributions declared after the Effective Time with respect to Bancorp Common Stock shall be paid to the holder of any unsurrendered West One Certificate until the holder thereof shall surrender such West One Certificate in accordance with this Article II. After the surrender of a West One Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, that theretofore had become payable with respect to shares of Bancorp Common Stock represented by such West One Certificate.

    (c) If any certificate representing shares of Bancorp Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Bancorp Common Stock in any name other than that of the registered holder of the West One Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of West One of the shares of West One Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, West One Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Bancorp Common Stock as provided in this Article II.

    (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Bancorp Common Stock shall be issued upon the surrender for exchange of West One Certificates, no dividend or distribution with respect to Bancorp Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of West One. In lieu of the issuance of any such fractional share, Bancorp shall pay to each former shareholder of West One who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of Bancorp Common Stock on the NASDAQ Stock Market National Market System as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share of Bancorp Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

    (f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of West One for twelve months after the Effective Time shall be paid to Bancorp. Any shareholders of West One who have not theretofore complied with this Article II shall thereafter look only to Bancorp for payment of the shares of Bancorp Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Bancorp Common Stock deliverable in respect of each share of West One Common Stock that such shareholder is entitled to receive pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Bancorp, West One, the Exchange Agent or any other person shall be liable to any former holder of shares of West One Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (g) In the event any West One Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Bancorp, the posting by such person of a bond in such amount as Bancorp may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such West One Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed West One Certificate the shares of Bancorp Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

                                ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF WEST ONE

    Except as set forth in the disclosure schedule of West One delivered to Bancorp concurrently herewith (the "West One Disclosure Schedule"), West One hereby represents and warrants to Bancorp as follows:

    3.1 CORPORATE ORGANIZATION. (a) West One is a corporation duly organized and validly existing under the laws of the State of Idaho. West One has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on West One. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Bancorp, West One or the Surviving Corporation, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, corporation, partnership or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes. West One is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Articles of Incorporation and Bylaws of West One, copies of which have previously been made available to Bancorp, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (b) Each West One Subsidiary (i) is duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on West One, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    (c) The minute books of West One accurately reflect in all material respects all corporate actions since January 1, 1993, of its shareholders and Board of Directors (including committees of the Board of Directors of West
One).

    3.2 CAPITALIZATION. (a) The authorized capital stock of West One consists of 75,000,000 shares of West One Common Stock and 5,000,000 shares of preferred stock, $1.00 par value per share. At the close of business on March 31, 1995, there were 36,835,096 shares of West One Common Stock outstanding and no shares of West One preferred stock outstanding. On March 31, 1995, no shares of West One Common Stock or West One Preferred Stock were reserved for issuance, except that (i) shares of West One Common Stock were reserved for issuance pursuant to West One s dividend reinvestment and stock purchase plan (the "West One DRIP"), (ii) 2,687,450 shares of West One Common Stock were reserved for issuance pursuant to the conversion of the Convertible Debentures, (iii) zero shares of West One Common Stock were reserved for issuance pursuant to the conversion of West One s convertible subordinated capital notes due 1997, (iv) 2,332,719 shares of West One Common Stock were reserved for issuance upon the exercise of stock options pursuant to the West One Stock Plans, (v) shares of West One Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the rights (the "West One Rights") distributed to holders of West One Common Stock pursuant to the Rights Agreement, dated as of October 19, 1989, between West One and Norwest Bank Minnesota, National Association, as Rights Agent (the "West One Rights Agreement"), and (vi) the shares of West One Common Stock issuable pursuant to the West One Option Agreement. All of the issued and outstanding shares of West One Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as stated above, West One does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of West One Common Stock or West One Preferred Stock or any other equity securities of West One or any securities representing the right to purchase or otherwise receive any shares of West One Common Stock or West One Preferred Stock. West One has previously provided Bancorp with a list of the option holders, the date of each option to purchase West One Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the West One Stock Plans. Since December 31, 1994, West One has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to (i) the exercise of employee stock options, (ii) the West One DRIP, and (iii) conversion of the Convertible Debentures.

    (b) West One owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the West One Subsidiaries, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No West One Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Assuming compliance by Bancorp with Section 1.6 hereof, at the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character by which West One or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of West One or any of its Subsidiaries.

    3.3 AUTHORITY; NO VIOLATION. (a) West One has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of West One. The Board of Directors of West One has directed that this Agreement and the transactions contemplated hereby be submitted to West One s shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of West One Common Stock, no other corporate proceedings on the part of West One are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by West One and (assuming due authorization, execution and delivery by Bancorp) constitutes a valid and binding obligation of West One, enforceable against West One in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors rights and remedies generally.

    (b) Neither the execution and delivery of this Agreement by West One nor the consummation by West One of the transactions contemplated hereby, nor compliance by West One with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of West One or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to West One or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of West One or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which West One or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, will not have or be reasonably likely to have a Material Adverse Effect on West One.

    3.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act, (ii) the filing of any requisite applications with the Office of the Comptroller of the Currency (the "OCC") or the Federal Deposit Insurance Corporation (the

"FDIC") in connection with the merger of Subsidiaries of West One and Bancorp, (iii) the filing of any required applications or notices with any state agencies and approval of such applications and notices (the "State Approvals"), (iv) the filing with the SEC of a joint proxy statement in definitive form relating to the meetings of Bancorp s and West One s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement") and the registration statement on Form S-4 (the "S-4") in which the Joint Proxy Statement will be included as a prospectus, (v) the filing of the Articles of Merger with the Oregon Secretary pursuant to the OBCA, (vi) the filing of the Articles of Merger with the Idaho Secretary pursuant to the IBCA, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Bancorp Common Stock pursuant to this Agreement,
(viii) the approval of this Agreement by the requisite vote of the shareholders of Bancorp and West One, and (ix) the consents and approvals set forth in West One Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by West One of this Agreement and (B) the consummation by West One of the Merger and the other transactions contemplated hereby.

    3.5 REPORTS. West One and each of its Subsidiaries have timely and properly filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993, with (i) the Federal Reserve Board,
(ii) the Office of Thrift Supervision (the "OTS") under the Home Owners' Loan Act ("HOLA"), (iii) any state regulatory authority (each a "State Regulator),
(iv) the OCC, (v) the FDIC, and (vi) any other self-regulatory organization ("SRO") (collectively, "Regulatory Agencies"), and all other material reports and statements required to be filed by them since January 1, 1993, and have paid all fees and assessments due and payable in connection therewith.
Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of West One and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of West One, investigation into the business or operations of West One or any of its Subsidiaries since January 1, 1993. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of West One or any of its Subsidiaries.

    3.6 FINANCIAL STATEMENTS. West One has previously delivered to Bancorp copies of (a) the consolidated balance sheets of West One and its Subsidiaries as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of income, changes in shareholders equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in West One s Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Coopers & Lybrand L.L.P., independent public accountants, with respect to West One, and (b) the unaudited consolidated balance sheets of West One and its Subsidiaries as of March 31, 1995, and March 31, 1994, and the related unaudited consolidated statements of income, cash flows and changes in shareholders' equity for the three-month periods then ended substantially in the form that is proposed to be reported in West One's Quarterly Report on Form 10-Q for the period ended March 31, 1995, filed with the SEC under the Exchange Act. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of West One and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The allowances for credit losses contained in the financial statements referred to in this Section 3.6 were adequate as of their respective dates to absorb reasonably anticipated losses in the loan portfolio of West One and its Subsidiaries in view of the size and character of such portfolio, the current economic conditions, and other pertinent factors and no facts have subsequently come to the attention of management of West One that would cause management to restate in any material way the level of such allowance for credit losses. With respect to other real estate owned by West One and its Subsidiaries, the value attributed thereto for purposes of compiling such financial statements does not exceed the aggregate fair market value of such real estate as of the date of acquisition of such real estate or as subsequently reduced, all in accordance with regulations of the applicable Regulatory Agencies. The books and records of West One and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    3.7 BROKER'S FEES. Neither West One nor any West One Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreements.

    3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in West One Reports (as defined below) filed prior to the date hereof, since December 31, 1994, (i) neither West One nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on West One.

    (b) Except as publicly disclosed in West One Reports filed prior to the date hereof, since December 31, 1994, West One and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

    (c) Since January 1, 1995, neither West One nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of January 1, 1995, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary year-end bonuses for fiscal 1994, (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance, or (iii) been the subject of any organizing activities known to West One.

    3.9 LEGAL PROCEEDINGS. (a) Except as publicly disclosed in West One Reports filed prior to the date hereof, neither West One nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of West One's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against West One or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on West One or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement or the West One Option Agreement.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon West One, any of its Subsidiaries or the assets of West One or any of its Subsidiaries that has had, or might reasonably be expected to have, a Material Adverse Effect on West One.

    3.10 TAXES AND TAX RETURNS. (a) Each of West One and its Subsidiaries has duly filed all material federal, state and, to the best of West One's knowledge, material local information returns and tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county or local taxing authorities (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges that (1) are not yet delinquent or are being contested in good faith and (2) have not been finally determined. The income tax returns of West One and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS"), and any liability with respect thereto has been satisfied for all years to and including 1985, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. To the best of West One's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon West One or any of its Subsidiaries, nor has West One or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by West One and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a

Material Adverse Effect on West One, (ii) federal, state, county and local returns that are accurate and complete in all material respects have been filed by West One and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on West One, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by West One in its consolidated financial statements as of December 31, 1994, except where failure to do so would not have a Material Adverse Effect on West One and (iv) there are no tax liens upon any property or assets of the West One or its Subsidiaries except liens for current taxes not yet due. To the knowledge of West One, no property of West One or any of its Subsidiaries is property that West One or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 169(h) of the Code. Neither West One nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by West One or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 3.6 hereof, neither West One nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on West One.

    (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

    (c) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of West One or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or West One Benefit Plan (as defined below) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by West One or any Subsidiary of West One under any contract, plan, program, arrangement or understanding is reasonably likely.

    3.11 EMPLOYEES. (a) The West One Disclosure Schedule sets forth a true and complete list of each material plan, arrangement or agreement regarding compensation or benefits for any employees, former employees, directors, or former directors that is maintained as of the date of this Agreement (the "West One Benefit Plans") by West One or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with West One would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

    (b) West One has heretofore delivered to Bancorp true and complete copies of each of the West One Benefit Plans and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Plan.

    (c) (i) Each of the West One Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the West One Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each West One Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such West One Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such West One Benefit Plan's actuary with respect to such West One Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such West One Benefit Plan allocable to such accrued benefits,
(iv) no West One Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of West One, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than
(w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in
Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of West One, its Subsidiaries or the ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by West One, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to West One, its Subsidiaries or any ERISA Affiliate of incurring a material liability thereunder, (vi) no West One Benefit Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by West One or its Subsidiaries as of the Effective Time with respect to each West One Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code, (viii) neither West One, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which West One, its Subsidiaries or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of West One there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the West One Benefit Plans or any trusts related thereto.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of West One or any of its affiliates from West One or any of its affiliates under any West One Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any West One Benefit Plan or
(iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    3.12 SEC REPORTS. West One has previously made available to Bancorp an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1993, by West One with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act (the "West One Reports") and prior to the date hereof and (b) communication mailed by West One to its shareholders since January 1, 1993, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. West One has timely filed all West One Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all West One Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    3.13 COMPLIANCE WITH APPLICABLE LAW. (a) West One and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable laws, statutes, orders, rules, regulations of any Governmental Entity relating to West One or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on West One, and neither West One nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

    (b) Except as would not have a Material Adverse Effect, (i) no real property presently or previously owned, operated, or leased by West One or any of its Subsidiaries or, to the best of their knowledge, securing any obligations owed to them has been used as a storage or disposal site for hazardous substances within the meaning of any applicable federal, state, or local statute, law, rule, or regulation, and no hazardous substances have been transferred from or to such real property, (ii) no governmental entity has issued any citation or notice of violation relating to any environmental matter concerning any real property owned, operated, or leased by West One or any of its Subsidiaries or, to the best of their knowledge securing any obligations owed to them, and neither West One nor any of its Subsidiaries has received any notice that any such real property may or will be included on any list of areas affected by any release of any hazardous substance or that it has or may be named as a responsible or potentially responsible party with respect to any hazardous substance site, and (iii) neither West One nor any of its Subsidiaries has received any notice of any threatened investigation, proceeding, or litigation concerning any such real property with respect to any environmental matter or knows of any basis for any such investigation, proceeding, or litigation.

    3.14 CERTAIN CONTRACTS. (a) Neither West One nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) that, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Bancorp, West One, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the West One Reports, (iv) that materially restricts the conduct of any line of business by West One, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. West One has previously delivered to Bancorp true and correct copies of all employment, consulting, and deferred compensation agreements that are in writing and a written summary of all such contracts that are material to West One and not in writing. Each contract, arrangement, commitment or understanding of the type described in this
Section 3.14(a), whether or not set forth in the West One Disclosure Schedule, is referred to herein as a "West One Contract." Neither West One nor any of its Subsidiaries knows of, or has received notice of, any violation of any West One Contract by any of the other parties thereto that, individually or in the aggregate, would have a Material Adverse Effect on West One.

    (b) (i) Each West One Contract is valid and binding and in full force and effect, (ii) West One and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each West One Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on West One, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of West One or any of its Subsidiaries or, to the knowledge of West One, on the part of any other party under any such West One Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on West One.

    3.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither West One nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in the West One Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has West One or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    3.16 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of West One as of December 31, 1994 and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1994, neither West One nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on West One.

    3.17 STATE TAKEOVER LAWS. The Board of Directors of West One has taken such actions as are necessary such that the provisions of the Idaho Business Combination Law (Sections 30-1701 to 30-1710) and the Idaho Control Share Acquisition Law (Sections 30-1601 to 30-1614) will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

    3.18 RIGHTS AGREEMENT. West One has taken all action (including, if required, redeeming all of the outstanding preferred stock purchase rights issued pursuant to the West One Rights Agreement or amending or terminating the West One Rights Agreement) so that the entering into of this Agreement and the Option Agreements, the Merger, the acquisition of shares pursuant to the Option Agreements and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any person under the West One Rights Agreement or enable or require the West One Rights to be exercised, distributed or triggered.

    3.19 POOLING OF INTERESTS. As of the date of this Agreement, West One has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

    3.20 INTEREST RATE RISK MANAGEMENT INSTRUMENTS; DERIVATIVES. (a) West One has heretofore delivered to Bancorp an accurate and complete list of (A) all interest rate swaps, caps, floors, option agreements, and other interest rate risk management arrangements and other instruments generally known as "derivatives" to which West One or any of its Subsidiaries is a party or to which any of their properties or assets may be subject and (B) all securities owned by West One or its Subsidiaries that are generally known as "structured note," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives" (instruments or agreements of the type referred to in clauses (A) and (B), collectively, "Derivative Securities"). Neither West One nor any of its Subsidiaries has purchased any Derivative Security for, or invested in any Derivative Security any assets of, any account or person for which it or any such subsidiary acts as a trustee, fiduciary, or investment advisor.

    (b) All Derivative Securities to which West One or any of its Subsidiaries is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations, and policies of the Regulatory Agencies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally, and the availability of equitable remedies), and are in full force and effect. West One and each of its

Subsidiaries has duly performed in all material respects all of its obligations thereunder, and, to its knowledge, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

                                ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF BANCORP

    Except as set forth in the disclosure schedule of Bancorp delivered to West One concurrently herewith (the "Bancorp Disclosure Schedule"), Bancorp hereby represents and warrants to West One as follows:

    4.1 CORPORATE ORGANIZATION. (a) Bancorp is a corporation duly organized, validly existing under the laws of the State of Oregon. Bancorp has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Bancorp. Bancorp is duly registered as a bank holding company under the BHC Act. The Articles of Incorporation and Bylaws of Bancorp, copies of which have previously been made available to West One, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

    (b) Each Bancorp Subsidiary (i) is duly organized and validly existing as a bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Bancorp, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

    (c) The minute books of Bancorp accurately reflect in all material respects all corporate actions since January 1, 1993, of its shareholders and Board of Directors (including committees of the Board of Directors of Bancorp).

    4.2 CAPITALIZATION. (a) The authorized capital stock of Bancorp consists of (i) 250,000,000 shares of Bancorp Common Stock, of which as of May 1, 1995, 98,202,805 shares were issued and outstanding and (ii) 50,000,000 shares of Preferred Stock, no par value ("Bancorp Preferred Stock"), of which as of May 1, 1995, 6,000,000 shares designated as Series A were issued and outstanding. All of the issued and outstanding shares of Bancorp Common Stock and Bancorp Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except for (i) the Bancorp Option Agreement, (ii) shares of Bancorp Common Stock reserved for issuance pursuant to the

Bancorp Benefit Plans (as defined below), and (iii) Bancorp's dividend reinvestment and stock purchase plan (the "Bancorp DRIP"), Bancorp does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bancorp Common Stock or Bancorp Preferred Stock or any other equity securities of Bancorp or any securities representing the right to purchase or otherwise receive any shares of Bancorp Common Stock or Bancorp Preferred Stock. As of December 31, 1994, 9,541,838 shares of
Bancorp Common Stock were reserved for issuance pursuant to the Bancorp DRIP and Bancorp Benefit Plans and no shares of Bancorp Preferred Stock were reserved for issuance. As of the date of this Agreement, since December 31, 1994, Bancorp has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to (i) the exercise of employee stock options granted prior to such date, (ii) the Bancorp Option Agreement, (iii) the Bancorp DRIP, (iv) the Bancorp Employee Investment Plan, and (v) the grant of options to non-employee directors. The shares of Bancorp Capital Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    (b) Bancorp owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Bancorp Subsidiaries, free and clear of any liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Bancorp Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

    4.3 AUTHORITY; NO VIOLATION. (a) Bancorp has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Bancorp. The Board of Directors of Bancorp has directed that this Agreement and the transactions contemplated hereby be submitted to Bancorp's shareholders for approval at a meeting of such shareholders and except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Bancorp Common Stock, no other corporate proceedings on the part of Bancorp are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Bancorp and (assuming due authorization, execution and delivery by West One) constitutes a valid and binding obligation of Bancorp, enforceable against Bancorp in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors rights and remedies generally.

    (b) Neither the execution and delivery of this Agreement by Bancorp, nor the consummation by Bancorp of the transactions contemplated hereby, nor compliance by Bancorp with any of the terms or provisions hereof, will (i) violate any provisions of the Articles of Incorporation or Bylaws of Bancorp or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Bancorp or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancorp or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have or be reasonably likely to have a Material Adverse Effect on Bancorp.

    4.4 CONSENTS AND APPROVALS. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act,
(ii) the filing of any requisite applications with the OCC or the FDIC in connection with the merger of Subsidiaries of West One and Bancorp, (iii) the filing of the State Approvals, (iv) the filing with the SEC of the Joint Proxy Statement and the S-4, (v) the filing of the Articles of Merger with the Oregon Secretary pursuant to the OBCA, (vi) the filing of the Articles of Merger with the Idaho Secretary pursuant to the IBCA, (vii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Bancorp Common Stock pursuant to this Agreement, and (viii) the approval of this Agreement by the requisite vote of the shareholders of Bancorp and West One, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (A) the execution and delivery by Bancorp of this Agreement and (B) the consummation by Bancorp of the Merger and the other transactions contemplated hereby.

    4.5 REPORTS. Bancorp and each of its Subsidiaries have timely and properly filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1993, with the Regulatory Agencies, and all other material reports and statements required to be filed by them since January 1, 1993, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Bancorp and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Bancorp, investigation into the business or operations of Bancorp or any of its Subsidiaries since January 1, 1993. There is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Bancorp or any of its Subsidiaries.

    4.6 FINANCIAL STATEMENTS. Bancorp has previously delivered to West One copies of (a) the consolidated balance sheets of Bancorp and its Subsidiaries as of December 31, for the fiscal years 1993 and 1994, and the related consolidated statements of income, changes in shareholders equity and cash flows for the fiscal years 1992 through 1994, inclusive, as reported in Bancorp s Annual Report on Form 10-K for the fiscal year ended December 31, 1994, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Deloitte & Touche LLP, independent auditors with respect to Bancorp, (b) the unaudited consolidated balance sheets of Bancorp and its Subsidiaries as of March 31, 1995, and March 31, 1994, and the related unaudited consolidated statements of income, cash flows and changes in shareholders equity for the three month periods then ended substantially in the form that is proposed to be reported in Bancorp's Quarterly Report on Form 10-Q for the period ended March 31, 1995, filed with the SEC under the Exchange Act. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of Bancorp and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The allowances for credit losses contained in the financial statements referred to in this Section 4.6 were adequate as of their respective dates to absorb reasonably anticipated losses in the loan portfolio of Bancorp and its Subsidiaries in view of the size and character of such portfolio, the current economic conditions, and other pertinent factors and no facts have subsequently come to the attention of management of Bancorp that would cause management to restate in any material way the level of such allowance for credit losses. With respect to other real estate owned by Bancorp and its Subsidiaries, the value attributed thereto for purposes of compiling such financial statements does not exceed the aggregate fair market value of such real estate as of the date of acquisition of such real estate or as subsequently reduced, all in accordance with regulations of the applicable Regulatory Agencies. The books and records of Bancorp and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7 BROKERS' FEES. Neither Bancorp nor any Bancorp Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement or the Option Agreements.

    4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. (a) Except as publicly disclosed in Bancorp Reports (as defined below) filed prior to the date hereof, since December 31, 1994, (i) neither Bancorp nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with their past practices, and (ii) no event has occurred that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Bancorp.

    (b) Except as publicly disclosed in Bancorp Reports filed prior to the date hereof, from December 31, 1994, through the date of this Agreement, Bancorp and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

    (c) Since January 1, 1995, neither Bancorp nor any of its Subsidiaries has (i) suffered any strike, work stoppage, slowdown, or other labor disturbance or (ii) been the subject of any organizing activities.

    4.9 LEGAL PROCEEDINGS. (a) Except as publicly disclosed in Bancorp Reports filed prior to the date hereof, neither Bancorp nor any of its Subsidiaries is a party to any and there are no pending or, to the best of Bancorp's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (i) against Bancorp or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Bancorp or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement or the Bancorp Option Agreement.

    (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Bancorp, any of its Subsidiaries or the assets of Bancorp or any of its Subsidiaries that has had, or might reasonably be expected to have, a Material Adverse Effect on Bancorp or the Surviving Corporation.

    4.10 TAXES AND TAX RETURNS. (a) Each of Bancorp and its Subsidiaries has duly filed all material federal, state and, to the best of Bancorp's knowledge, material local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all material Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges (1) that are not yet delinquent or are being contested in good faith and (2) have not been finally determined. The income tax returns of Bancorp and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") and any liability with respect thereto has been satisfied for all years to and including 1985, and no material deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. To the best of Bancorp's knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon Bancorp or any of its Subsidiaries, nor has Bancorp or any of its Subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Bancorp and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so would not have a Material Adverse Effect on Bancorp, (ii) federal, state, county and local returns that are accurate and complete in all material respects have been filed by Bancorp and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so would not have a Material Adverse Effect on Bancorp, (iii) the amounts shown on such federal, state, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Bancorp in its consolidated financial statements as of December 31, 1994, except where failure to do so would not have a Material Adverse Effect on Bancorp and (iv) there are no Tax liens upon any property or assets of the Bancorp or its Subsidiaries except liens for current taxes not yet due. To the knowledge of Bancorp, no property of Bancorp or any of its Subsidiaries is property that Bancorp or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 169(h) of the Code. Neither Bancorp nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Bancorp or any of its Subsidiaries, and the Internal Revenue Service has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 4.6 hereof, neither Bancorp nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which would be reasonably likely to have a Material Adverse Effect on Bancorp.

    (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Bancorp or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Bancorp Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by Bancorp or any Subsidiary of Bancorp under any contract, plan, program, arrangement or understanding is reasonably likely.

    4.11 EMPLOYEES. (a) The Bancorp Disclosure Schedule sets forth a true and complete list of each material plan, arrangement or agreement regarding compensation or benefits for any employees, former employees, directors, or former directors that is maintained as of the date of this Agreement (the "Bancorp Benefit Plans") by Bancorp, any of its Subsidiaries or by any trade or business; whether or not incorporated (a "Bancorp ERISA Affiliate"), all of which together with Bancorp would be deemed a "single employer" within the meaning of Section 4001 of ERISA.

    (b) Bancorp has heretofore delivered to West One true and complete copies of each of the Bancorp Benefit Plans and all related documents, including but not limited to (i) the actuarial report for such Bancorp Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for such Bancorp Benefit Plan.

    (c) (i) Each of the Bancorp Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Bancorp Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, (iii) with respect to each Bancorp Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Bancorp Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Bancorp Benefit Plan's actuary with respect to such Bancorp Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Bancorp Benefit Plan allocable to such accrued benefits, (iv) no Bancorp Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in
Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Bancorp, its Subsidiaries or the Bancorp ERISA Affiliates or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate of incurring a material liability thereunder, (vi) no Bancorp Benefit Plan is a "multiemployer pension plan," as such term is defined in
Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Bancorp or its Subsidiaries as of the Effective Time with respect to each Bancorp Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Bancorp, its Subsidiaries nor any Bancorp ERISA Affiliate has engaged in a transaction in connection with which Bancorp, its Subsidiaries or any Bancorp ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Bancorp there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Bancorp Benefit Plans or any trusts related thereto.

    (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Bancorp or any of its affiliates from Bancorp or any of its affiliates under any Bancorp Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Bancorp Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

    4.12 SEC REPORTS. Bancorp has previously made available to West One an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1993, by Bancorp with the SEC pursuant to the Securities Act or the Exchange Act (the "Bancorp Reports") and prior to the date hereof and (b) communication mailed by Bancorp to its shareholders since January 1, 1993, and prior to the date hereof, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. Bancorp has timely filed all Bancorp Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Bancorp Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    4.13 COMPLIANCE WITH APPLICABLE LAW. (a) Except as disclosed in the Bancorp Disclosure Schedule, Bancorp and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable laws, statutes, orders, rules, or regulations of any Governmental Entity relating to Bancorp or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Bancorp, and neither Bancorp nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above.

    (b) Except as would not have a Material Adverse Effect, (i) no real property presently or previously owned, operated, or leased by Bancorp or any of its Subsidiaries or, to the best of their knowledge, securing any obligations owed to them has been used as a storage or disposal site for hazardous substances within the meaning of any applicable federal, state, or local statute, law, rule, or regulation, and no hazardous substances have been transferred from or to such real property, (ii) no governmental entity has issued any citation or notice of violation relating to any environmental matter concerning any real property owned, operated, or leased by Bancorp or any of its Subsidiaries or, to the best of their knowledge securing any obligations owed to them, and neither Bancorp nor any of its Subsidiaries has received any notice that any such real property may or will be included on any list of areas affected by any release of any hazardous substance or that it has or may be named as a responsible or potentially responsible party with respect to any hazardous substance site, and (iii) neither Bancorp nor any of its Subsidiaries has received any notice of any threatened investigation, proceeding, or litigation concerning any such real property with respect to any environmental matter or knows of any basis for any such investigation, proceeding, or litigation.

    4.14 CERTAIN CONTRACTS. (a) Neither Bancorp nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) that, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Bancorp, West One, the surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Bancorp Reports, (iv) that materially restricts the conduct of any line of business by Bancorp, (v) with or to a labor union or guild (including any collective bargaining agreement), or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Bancorp Disclosure Schedule, is referred to herein as a "Bancorp Contract." Neither Bancorp nor any of its Subsidiaries knows of, or has received notice of, any violation of any Bancorp Contract by any of the other parties thereto that, individually or in the aggregate, would have a Material Adverse Effect on Bancorp.

    (b) (i) Each Bancorp Contract is valid and binding and in full force and effect, (ii) Bancorp and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Bancorp Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Bancorp, and
(iii) no event or condition exists that constitutes or, after notice or lapse of time, or both, would constitute, a material default on the part of Bancorp or any of its Subsidiaries or, to the knowledge of Bancorp, on the part of any other party under any such Bancorp Contract, except where such default, individually or in the aggregate, would not have a Material Adverse Effect on Bancorp.

    4.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Bancorp nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth in the Bancorp Disclosure Schedule, a "Bancorp Regulatory Agreement"), any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Bancorp or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    4.16 UNDISCLOSED LIABILITIES. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Bancorp dated as of December 31, 1994, and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 1994, neither Bancorp nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Bancorp.

    4.17 POOLING OF INTERESTS. As of the date of this Agreement, Bancorp has no reason to believe that the Merger will not qualify as a pooling of interests for accounting purposes.

    4.18 INTEREST RATE RISK MANAGEMENT INSTRUMENTS; DERIVATIVES.  (a)
Bancorp has heretofore delivered to West One an accurate and complete list of all Derivative Securities to which Bancorp or any of its Subsidiaries is a party or any of their properties may be subject, or that are owned by Bancorp or any of its Subsidiaries. Neither Bancorp nor any of its Subsidiaries has purchased any Derivative Security for, or invested in any Derivative Security any assets of, any account or person for which it or any such Subsidiary acts as a trustee, fiduciary, or investment advisor.

    (b) All Derivative Securities to which Bancorp or any of its Subsidiaries is a party or to which any of their properties or assets may be subject were entered into in the ordinary course of business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations, and policies of the Regulatory Agencies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally, and the availability of equitable remedies), and are in full force and effect. Bancorp and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder, and, to its knowledge, there are no breaches, violations, or defaults or allegations or assertions of such by any party thereunder.

    4.19 STATE TAKEOVER LAWS. The Board of Directors of Bancorp has taken such actions as are necessary such that the provisions of Sections 60.825 to
60.845 of the Oregon Business Corporation Act regarding business combinations and the Oregon Control Share Act (Sections 60.801 to 60.813) will not apply to this Agreement or the Option Agreements or any of the transactions contemplated hereby or thereby.

                                 ARTICLE V
                 COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1 CONDUCT OF WEST ONE BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the West One Option Agreement, West One shall, and shall cause its Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action that would adversely affect or delay the ability of West One or Bancorp to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the West One Option Agreement.

    5.2 WEST ONE FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the West One Option Agreement, West One shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Bancorp:

         (a) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of West One or any of its Subsidiaries to West One or any of its Subsidiaries or fund redemption of debentures or repurchases of stock related thereto; it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

         (b)  adjust, split, combine or reclassify any capital stock;
    make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock, or grant or issue any stock appreciation rights or grant or issue to any individual, corporation or other entity any right to acquire any shares of its capital stock (except for regular quarterly cash dividends at the rate not in excess of the rate being paid at the date of this Agreement as such rate may be increased at times and in amounts as are consistent with past practice and except for dividends paid by any of its wholly owned Subsidiaries or any of their wholly owned Subsidiaries); or issue any additional shares of capital stock or securities or obligations convertible into or exchangeable for shares of its capital stock except pursuant to (A) the exercise of stock options outstanding as of the date hereof, (B) the West One Option Agreement, (C) the West One Rights Agreement; (D) conversion of the Convertible Debentures, or
    (E) the West One DRIP until the West One DRIP is terminated, which shall occur as soon as practicable after the date hereof;

         (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

         (d) except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary thereof;

         (e) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or contracts, other than renewals of contracts and leases without material adverse changes of terms;

         (f) increase in any manner the compensation or fringe benefits of any of its employees other than increases for employees in the ordinary course of business consistent with past practice or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than amendments required to comply with applicable legal requirements or accelerate the vesting of any stock options or other stock-based compensation;

         (g) solicit, encourage or authorize any individual, corporation or other entity to solicit from any third party any inquiries or proposals relating to the disposition of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity other than as provided by this Agreement (and West One shall promptly notify Bancorp of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters) or unless West One shall have determined based upon the written advice of counsel that fiduciary duties under applicable law require otherwise, participate in any negotiations concerning or otherwise facilitate any such transaction;

         (h) settle any claim, action or proceeding involving material money damages, except in the ordinary course of business consistent with past practice;

         (i) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of West One to exercise its rights under the Bancorp Option Agreement;

         (j)  amend its articles of incorporation or its bylaws;

         (k) other than in prior consultation with Bancorp, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

         (l) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

         (m) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

    5.3 BANCORP FORBEARANCES. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement or the Bancorp Option Agreement, Bancorp shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of West One:

         (a) reclassify any of its capital stock or make, declare, or pay any dividend or make any other distribution on, any shares of its capital stock or any securities or obligations, convertible into or exchangeable for any shares of its capital stock (except for regular quarterly cash dividends at a rate not in excess of such rate as Bancorp from time to time adopts as its regular quarterly dividend rate and except for dividends paid by any of its wholly owned Subsidiaries or any of their wholly owned Subsidiaries);

         (b) take any action that would prevent or impede the Merger from qualifying (i) for pooling of interests accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of Bancorp to exercise its rights under the West One Option Agreement;

         (c) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions of the Merger set forth in this Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

         (d) take any action that would adversely affect or delay its ability to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or the Bancorp Option Agreement;

         (e) amend its articles of incorporation except with respect to the establishment of one or more series of preferred stock; or

         (f) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.


                                ARTICLE VI
                           ADDITIONAL AGREEMENTS

    6.1 REGULATORY MATTERS. (a) Bancorp and West One shall promptly prepare and file with the SEC the Joint Proxy Statement and Bancorp shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Bancorp and West One shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Bancorp and West One shall thereafter mail the Joint Proxy Statement to their respective shareholders. Bancorp shall also use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and West One shall furnish all information concerning West One and the holders of West One Common Stock as may be reasonably requested in connection with any such action.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Bancorp and West One shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to West One or Bancorp, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

    (c) Bancorp and West One shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Bancorp, West One or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    (d) Bancorp and West One shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

    6.2 ACCESS TO INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Bancorp and West One shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Bancorp and West One shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, savings and loan or savings association laws (other than reports or documents which Bancorp or West One, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Bancorp nor West One nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Bancorp's or West One's, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Each of Bancorp and West One shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated March 31, 1995, between Bancorp and West One (the "Confidentiality Agreements").

    (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

    6.3 SHAREHOLDERS' APPROVALS. Each of Bancorp and West One shall call a meeting of its shareholders to be held as soon as practicable for the purpose of voting upon the requisite shareholder approvals required in connection with this Agreement and the Merger, and each shall use its best efforts to cause such meetings to occur on the same date. Subject to fiduciary requirements under applicable law, the boards of directors of West One and Bancorp shall recommend such approval to their respective shareholders and shall use reasonable efforts to solicit such approval.

    6.4 LEGAL CONDITIONS TO MERGER. Each of Bancorp and West One shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper, or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger or the Subsidiary Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by West One or Bancorp or any of their respective Subsidiaries in connection with the Merger and the Subsidiary Merger and the other transactions contemplated by this Agreement.

    6.5 AFFILIATES; PUBLICATION OF COMBINED FINANCIAL RESULTS. (a) Each of Bancorp and West One shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders meetings called by Bancorp and West One to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a) hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Bancorp Common Stock or West One Common Stock held by such "affiliate" and, in the case of the "affiliates" of West One, the shares of Bancorp Common Stock to be received by such "affiliate" in the Merger: (1) in the case of shares of Bancorp Common Stock to be received by "affiliates" of West One in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (2) during the period commencing 30 days prior to the Merger and ending at the time of the publication of financial results covering at least 30 days of combined operations of Bancorp and West One. Notwithstanding any other provision of this Agreement, no certificate for Bancorp Common Stock shall be delivered in exchange for West One Certificates held by any such "affiliate" who shall not have executed and delivered such an agreement.

    (b)  Bancorp shall use its best efforts to publish no later than ninety
(90) days after the end of the first month after the Effective Time in which there are at least thirty (30) days of post-Merger combined operations (which month may be the month in which the Effective

Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    6.6 STOCK EXCHANGE LISTING OF SHARES. Bancorp shall use its best efforts to cause the shares of Bancorp Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Stock Market National Market System, subject to official notice of issuance, prior to the Effective Time.

    6.7 EMPLOYEE BENEFIT PLANS. (a) Within a reasonable time after the Effective Time, and subject to applicable law, Bancorp shall provide to the employees of Bancorp and its Subsidiaries who formerly were employees of West One and its Subsidiaries employee benefits, including but not limited to pension plans, thrift plans, management incentive plans, group life plans, accidental death and dismemberment plans, travel accident plans, medical and hospitalization plans and long term disability plans, substantially the same as those provided to similarly situated employees of Bancorp and its Subsidiaries. From and after the Effective Time, and until Bancorp has accomplished the actions contemplated by the preceding sentence, employees of Bancorp or its Subsidiaries who were employees of West One or its Subsidiaries immediately prior to the Effective Time shall be provided with employee benefits under employee benefit plans of West One, employee benefit plans of Bancorp, or some combination thereof, as Bancorp shall reasonably deem appropriate in order to accomplish an orderly transition of benefits. From and after the Effective Time, employees of Bancorp or its Subsidiaries who were employees of the West One and its Subsidiaries immediately prior to the Effective Time shall receive full credit for all purposes under such plans, except the accrual of benefits, for their length of service prior to the Effective Time with the West One or any of its Subsidiaries (and any predecessors thereto) to the extent such service would be recognized under such plans, if such service was with Bancorp and its Subsidiaries or if greater, to the extent such service is recognized under similar plans of West One and its Subsidiaries. From and after the Effective Time, Bancorp shall maintain in effect the benefits provided as of the date of this Agreement to employees of West One who are participants in the West One Bancorp Premier Life Insurance Plan (the "Life Insurance Plan"). West One shall not permit any additional employees to participate in the Life Insurance Plan or increase the benefits provided to any participants thereunder after the date of this Agreement.

    (b) Bancorp agrees to honor in accordance with their terms (i) all West One Benefit Plans and (ii) all contracts, arrangements, commitments, or understandings described in Section 3.14(a)(i) disclosed on the West One Disclosure Schedule, and (iii) all benefits vested thereunder as of the Effective Time; provided, however, that nothing in this sentence shall be interpreted as preventing Bancorp from amending, modifying or terminating any West One Benefit Plans, contracts, arrangements, commitments or understandings, in accordance with their terms. The provisions of this
Section 6.7 are intended to be for the benefit for, and enforceable by, each of the beneficiaries of or parties to such plans, contracts, arrangements, commitments, and understandings.

    (c) West One shall take all action necessary to cause each outstanding option to purchase West One Common Stock held by directors or employees of West One and its

Subsidiaries (and any related stock appreciation right), together with the relevant stock option plans of West One, to be amended at or prior to the Effective Time so that from and after the Effective Time, the stock option plans shall continue and there shall be substituted for each option (or stock appreciation right) an option to purchase (or the right to receive appreciation in market value of) shares of Bancorp Common Stock rather than West One Common Stock. The number of such shares of Bancorp Common Stock covered by the substituted option (and stock appreciation right) shall be computed by applying the Exchange Ratio to the shares of West One Common Stock covered by the option (or stock appreciation right) with any resulting fractional shares to be rounded down to the next whole share. The exercise price per share of the substituted option shall be equal to the exercise price per share of West One Common Stock under the original option divided by the Exchange Ratio with the result rounded up to the next cent. All such options (and stock appreciation rights) shall remain in full force and effect without other alteration, including acceleration of exercisability or conferring any right to receive cash by reason of the Merger, except as provided by their terms. Bancorp shall cooperate as necessary to permit the taking of the actions specified in this paragraph (c).

    6.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of West One or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of West One, any of the West One Subsidiaries or any of their respective predecessors or (ii) this Agreement, the Option Agreements or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Bancorp shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Bancorp; provided, however, that (1) Bancorp shall have the right to assume the defense thereof and upon such assumption Bancorp shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Bancorp elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Bancorp, and Bancorp shall pay the reasonable fees and expenses of such counsel for the

Indemnified Parties, (2) Bancorp shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on the advice of counsel, that in order to be adequately represented, separate counsel is necessary for such Indemnified Party, in which case, Bancorp shall be obligated to pay for such separate counsel, (3) Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) Bancorp shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 6.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Bancorp thereof, provided that the failure to so notify shall not affect the obligations of Bancorp under this Section 6.8 except to the extent such failure to notify materially prejudices Bancorp. Bancorp's obligations under this Section 6.8 continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim and provided further that Bancorp shall have the right of set-off against any payments required to be made by Bancorp to an Indemnified Party pursuant to this Section 6.8(a) to the extent that such Indemnified Party shall have received the indemnification to which such Indemnified Party is entitled from an insurer under a directors' and officers'
 liability insurance policy maintained by West One or Bancorp.
Notwithstanding the foregoing provisions of this Section 6.8(a), Bancorp shall have no obligation to indemnify the Indemnified Parties (or advance expenses to them) except to the extent they would be entitled to such indemnification (or advance) under the provisions of Bancorp's Articles of Incorporation or Bylaws or any agreement to which Bancorp is a party as in effect on the date of this Agreement if such Indemnified Parties had been officers or directors of Bancorp at the time of the event giving rise to such indemnification.

    (b) Bancorp shall use its best efforts to cause the persons serving as officers and directors of West One immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by Bancorp, if any (provided that Bancorp may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Bancorp be required to expend more than 200 percent of the current amount expended by West One (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that if Bancorp is unable to maintain or obtain the insurance called for by this Section 6.8(b), Bancorp shall use its best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

    (c) In the event Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Bancorp assume the obligations set forth in this section.

    (d) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Bancorp and a Subsidiary of West One) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Bancorp. Pending the Effective Time, Bancorp and West One shall consult with one another and cooperate as reasonably requested by Bancorp to facilitate the integration of their respective operations as promptly as practicable after the Effective Time. Such cooperation shall include, if requested, the entering into of merger agreements between or among their respective Subsidiaries and the filing of appropriate regulatory applications with respect thereto (conditioned upon the effectiveness of the Merger), communicating with employees, consultation regarding material contracts, renewals, and capital commitments to be entered into by West One and its Subsidiaries, making arrangements for employee training prior to the Effective Time and taking action to facilitate an orderly conversion of data processing operations to occur promptly following the Effective Time, provided that the cooperation required under this Section
6.9 shall not be deemed to require actions that would materially delay or impede the Merger.

    6.10 ADVICE OF CHANGES. Bancorp and West One shall promptly advise the other party of any change or event having, or that would be reasonably likely to have, a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    6.11 DIVIDENDS. After the date of this Agreement, each of Bancorp and West One shall coordinate with the other the declaration of any dividends in respect of Bancorp Common Stock and West One Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Bancorp Common Stock or West One Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Bancorp Common Stock and/or West One Common Stock and any shares of Bancorp Common Stock any such holder receives in exchange therefor in the Merger.

                                ARTICLE VII
                           CONDITIONS PRECEDENT

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) SHAREHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the respective requisite affirmative votes of the holders of West One Common Stock and Bancorp Common Stock entitled to vote thereon.

         (b) NASDAQ LISTING. The shares of Bancorp Common Stock that shall be issued to the shareholders of West One upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market National Market System subject to official notice of issuance.

         (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained without the imposition of any conditions that are in Bancorp s reasonable judgment unduly burdensome and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and all other material consents or approvals of any third party required in connection with the consummation of the Merger as set forth in the West One Disclosure Schedule or Bancorp Disclosure Schedule shall have been obtained. For purposes of this paragraph, a divestiture required as a condition to any regulatory approval shall not be unduly burdensome if such divestiture is consistent with Department of Justice and Federal Reserve Board guidelines, policies, and practices regarding the merger of bank holding companies that have been utilized in transactions that have recently been reviewed prior to the date of this Agreement.

         (d) FORM S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any

    Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

         (f) FEDERAL TAX OPINIONS. Bancorp shall have received an opinion of Miller, Nash, Wiener, Hager & Carlsen, counsel to Bancorp, and West One shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to West One, in form and substance reasonably satisfactory to Bancorp and West One, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as part of one or more reorganizations within the meaning of Section 368 of the Code and that accordingly:

              (i) No gain or loss will be recognized by Bancorp or West One as a result of the Merger;

              (ii) No gain or loss will be recognized by the shareholders of West One who exchange their West One
         Common Stock solely for Bancorp Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Bancorp Common Stock); and

              (iii) The tax basis of the Bancorp Common Stock received by shareholders who exchange all of their West One Common Stock solely for Bancorp Common Stock in the
         Merger will be the same as the tax basis of the West One Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

              In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Bancorp, West One and others.

         (g) POOLING OF INTERESTS. Bancorp and West One shall each have received letters from Deloitte & Touche LLP and Coopers & Lybrand L.L.P., respectively, addressed to Bancorp and West One, respectively, to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

    7.2 CONDITIONS TO OBLIGATIONS OF BANCORP. The obligation of Bancorp to effect the Merger is also subject to the satisfaction or waiver by Bancorp at or prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of West One set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Bancorp shall have received a certificate signed on behalf of West One by the Chief Executive Officer and the Chief Financial Officer of West One to the foregoing effect.

         (b) PERFORMANCE OF OBLIGATIONS OF WEST ONE. West One shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bancorp shall have received a certificate signed on behalf of West One by the Chief Executive Officer and the Chief Financial Officer of West One to such effect.

         (c) WEST ONE RIGHTS AGREEMENT. The rights issued pursuant to the West One Rights Agreement shall not have been become nonredeemable, exercisable, distributed or triggered pursuant to the terms of such agreement.

    7.3 CONDITIONS TO OBLIGATIONS OF WEST ONE. The obligation of West One to effect the Merger is also subject to the satisfaction or waiver by West One at or prior to the Effective Time of the following conditions:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Bancorp set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. West One shall have received a certificate signed on behalf of Bancorp by the Chief Executive Officer and the Chief Financial Officer of Bancorp to the foregoing effect.

         (b) PERFORMANCE OF OBLIGATIONS OF BANCORP. Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and West One shall have received a certificate signed on behalf of Bancorp by the Chief Executive Officer and the Chief Financial Officer of Bancorp to such effect.

                               ARTICLE VIII
                         TERMINATION AND AMENDMENT

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of West One:

         (a) by mutual consent of Bancorp and West One in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

         (b) by either the Board of Directors of Bancorp or the Board of Directors of West One (i) if any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

         (c) by either the Board of Directors of Bancorp or the Board of Directors of West One if the Merger shall not have been consummated on or before April 30, 1996, unless the failure of the Closing to occur by such date shall be due to the breach by the party seeking to terminate this Agreement of any representation, warranty, covenant, or other agreement of such party set forth herein;

         (d) by either the Board of Directors of Bancorp or the Board of Directors of West One (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within forty-five (45) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; or

         (e) by either Bancorp or the West One if any approval of the shareholders of Bancorp or the West One required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof.

    8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Bancorp or West One as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Bancorp, West One, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (i) Sections 6.2(b), 8.2, 9.2 and 9.3, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Bancorp nor West One shall be relieved or released from any liabilities or damages arising out of its intentional or willful breach of any provision of this Agreement.

    8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of West One; provided, however, that after any approval of the transactions contemplated by this Agreement by West One's shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that reduces the amount or changes the form of the consideration to be delivered to the West One shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by West One's shareholders, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the West One shareholders hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                ARTICLE IX
                            GENERAL PROVISIONS

    9.1 CLOSING. Subject to the terms and conditions of this Agreement and the Merger Agreement, the closing of the Merger (the "Closing") will take place at 10 a.m. on a date to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (the "Closing Date").

    9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Option Agreements, which shall terminate in accordance with their terms), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply in whole or in part after the Effective Time.

    9.3 EXPENSES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Bancorp and West One.

    9.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Bancorp, to:

         U. S. Bancorp
         111 S.W. Fifth Avenue, T-31
         Portland, Oregon  97204
         Facsimile:     (503) 275-3452
         Attention:     Gerry B. Cameron

         with copies to:

         U. S. Bancorp
         111 S.W. Fifth Avenue, T-31
         Portland, Oregon  97204
         Facsimile:     (503) 275-3452
         Attention:     Robert D. Geddes

         Miller, Nash, Wiener, Hager & Carlsen
         111 S.W. Fifth Avenue
         Portland, Oregon  97204
         Facsimile:     (503) 224-0155
         Attention:     John J. DeMott, Esq.

    and

         (b)  if to West One, to:

         West One Bancorp
         101 South Capitol Boulevard
         Post Office Box 8247
         Boise, Idaho  83733
         Facsimile:     (208) 383-3858
         Attention:     Daniel R. Nelson

         with copies to:

         West One Bancorp
         101 South Capitol Boulevard
         Post Office Box 8247
         Boise, Idaho  83733
         Facsimile:     (208) 383-3858
         Attention:     Dwight V. Board

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd
         New York, New York  10019
         Facsimile:     (212) 403-2000
         Attention:     Edward D. Herlihy, Esq.

    9.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits, or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require West One, Bancorp, or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable law, rule, or regulation. Any exception to the representations and warranties of West One or Bancorp, respectively, contained in the West One Disclosure Schedule or Bancorp Disclosure Schedule, as the case may be, shall be effective only as to the particular sections of this Agreement specifically referenced in such exception.

    9.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    9.7 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Option Agreements and the Confidentiality Agreements.

    9.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Oregon, without regard to any applicable conflicts of law rules thereof.

    9.9 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provision of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.10 PUBLICITY. Except as otherwise required by applicable law or the rules of the Nasdaq Stock Market, neither Bancorp nor West One shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

    9.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests, or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7(b) and Section 6.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    IN WITNESS WHEREOF, Bancorp and West One have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                             U. S. BANCORP

    By                       /S/ GERRY B. CAMERON
    Title                    Chairman of the Board and
                               Chief Executive Officer

                             WEST ONE BANCORP

    By                       /S/ DANIEL R. NELSON
    Title                    Chairman and Chief Executive Officer

                 EXHIBIT 6.5(a) - FORM OF AFFILIATE LETTER



[Company]
[_____________________]
[_____________________]

Ladies and Gentlemen:


         I have been advised that as of the date hereof I may be deemed to be an "affiliate" of __________________ ("Company"), as the term "affiliate" is
(i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of May ___, 1995 (the "Agreement"), between U. S. Bancorp ("Bancorp"), an Oregon corporation, and West One Bancorp, an Idaho corporation ("West One"), West One will be merged with and into Bancorp (the "Merger").

         As a result of the Merger, I may receive shares of Common Stock, par value $5 per share ("Bancorp Common Stock") in exchange for, respectively, shares (or options for shares or rights to receive appreciation in market value of shares) of West One Common Stock, par value $1 per share ("West One Common Stock") owned by me.

         I represent, warrant and covenant to Company that in the event I receive any Bancorp Common Stock as a result of the Merger:

     A. I shall not make any sale, transfer or other disposition of the Bancorp Common Stock in violation of the Act or the Rules and Regulations.

     B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Bancorp Common Stock to the extent I felt necessary, with my counsel or counsel for Company.

     C.   I have been advised that the issuance of Bancorp Common
Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of Company, I may be deemed to have been an affiliate of Company and the distribution by me of the Bancorp
Common Stock has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of Bancorp Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Bancorp, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

     D. I understand that Bancorp is under no obligation to register the sale, transfer or other disposition of the Bancorp Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

     E. I also understand that stop transfer instructions will be given to Bancorp's transfer agents with respect to the Bancorp Common Stock and that there will be placed on the certificates for the Bancorp Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated
     May ___, 1995 between the registered holder hereof and Bancorp, a copy of which agreement is on file at the principal offices of Bancorp."

     F. I also understand that unless the transfer by me of my Bancorp Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Bancorp reserves the right to put the following legend on the certificates issued to my transferee:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

         It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Bancorp a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Bancorp, to the effect that such legend is not required for purposes of the Act.

         I further represent to and covenant with Company that from the date that is 30 days prior to the Effective Time (as defined in the Agreement) I will not sell, transfer or otherwise dispose of the capital stock of West One held by me and that I will not sell, transfer or otherwise dispose of any shares of Bancorp Common Stock received by me in the Merger or other shares of the capital stock of Bancorp until after such time as results covering at least 30 days of combined operations of West One and Bancorp have been published by Bancorp, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations.

         I understand that pursuant to the Merger Agreement, no certificate for Bancorp Common Stock shall be delivered to me in exchange for certificates representing West One Common Stock until I have executed and delivered this agreement.

                                  Very truly yours,

                                  by


                                  ------------------------------------------
                                    Name:


Accepted this ___ day of _______________, 1995, by

COMPANY

by


- -------------------------------
Name:
Title:

                             OMITTED SCHEDULES



1. Disclosure schedule of U. S. Bancorp pursuant to Article IV of the Merger Agreement sets forth the exceptions to the representations of U. S. Bancorp included in Article IV and will be furnished to the Commission supplementally upon request.


2. Disclosure schedule of West One Bancorp pursuant to Article III of the Merger Agreement sets forth the exceptions to the representations of West One Bancorp included in Article III and will be furnished to the Commission supplementally upon request.